--------                                       -----------------------------
 FORM 5                                                OMB APPROVAL
--------                                       -----------------------------
  [ ] Check this box if no longer              OMB Number:        3235-00362
      subject to Section 16. Form 4            Expires:     October 31, 2001
      or Form 5 obligations may                Estimated average burden
      continue. See Instruction 1(b).          hours per response ....   1.0
  [ ] Form 3 Holdings Reported                 -----------------------------
  [ ] Form 4 Transactions Reported


                   U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

   Solomon         Peter                J.
-----------------------------------------------------
   (Last)          (First)              (Middle)

   767 Fifth Avenue, 26th Floor
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                   (Street)

   New York            NY                 10022
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   (City)           (State)               (Zip)
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2. Issuer Name and Ticker or Trading Symbol

   Monro Muffler Brake, Inc.  (MNRO)
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Statement for Month/Year

   Fiscal 2001
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer (Check all applicable)

   [X] Director
   [ ] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)

   -------------------------------

                         Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

-----------------------------------------------------------------------------------------------------------------
|1. Title of   |2. Trans-  | 3. Trans- | 4. Securities Acquired | 5. Amount of   |6. Ownership    | 7. Nature of|
|Security      |action     |action Code|(A) or Disposed of (D)  |Securities      |Form: Direct (D)|Indirect     |
|(Instr. 3)    |Date       |(Instr. 8) |(Instr. 3, 4 and 5)     |Beneficially    |or Indirect (I) |Beneficicial |
|              |(Month/    |           |------------------------|Owned at End    |(Instr. 4)      |Ownership    |
|              |Day/Year)  |           | Amount |(A)/(D)| Price |of Issuer's     |                |(Instr. 4)   |
|              |           |           |        |       |       |Fiscal Year     |                |             |
|              |           |           |        |       |       |(Instr. 3 and 4)|                |             |
|------------- |-----------|-----------|--------|-------|-------|----------------|----------------|------------ |
|              |           |           |        |       |       |                |                |             |
|------------- |-----------|-----------|--------|-------|-------|----------------|----------------|------------ |
|              |           |           |        |       |       |                |                |             |
|------------- |-----------|-----------|--------|-------|-------|----------------|----------------|------------ |
|              |           |           |        |       |       |                |                |             |
-----------------------------------------------------------------------------------------------------------------

* If the form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                      (Over)
(Print or Type Responses)                                    SEC 2270 (3/91)

                           Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------
|1. Title   |2. Conver-|3. Trans-|4.     |5. Number of  |6. Date         |7. Title and    |8. Price|9. Number |10. Owner-|Nature  |
|of         |sion or   |action   |Trans- |Derivative    |Exercisable and |Amount of       |of      |of        |ship of   |of      |
|Derivative |Exercise  |Date     |action |Securities    |Expiration Date |Underlying      |Deriv-  |Derivative|Derivative|Indirect|
|Security   |Price of  |(Month/  |Code   |Acquired (A)  |(Month/Day/Year)|Securities      |ative   |Securities|Security: |Bene-   |
|(Instr. 3) |Derivative|Day/Year)|(Instr.|or Disposed   |----------------|(Instr. 3 and 4)|Security|Beneficia-|Direct (D)|ficial  |
|           |Security  |         |8)     |of (D) (Instr.|Date   | Expira-|----------------|(Instr. |lly Owned | or       |Owner-  |
|           |          |         |       |3, 4, and 5)  |Exer-  | tion   |Title |Amount or|5)      |at End    |Indirect  |ship    |
|           |          |         |       |--------------|cisable| Date   |      |Number of|        |of Year   |(I)       |        |
|           |          |         |       |(A)   |(D)    |       |        |      |Shares   |        |(Instr. 4)|(Instr. 4)|        |
|-----------|----------|---------|-------|------|-------|-------|--------|------|---------|--------|----------|----------|--------|
|Non-       | $9.38    | 8/07/00 | A     | 3,039| N/A   |8/07/00| 8/07/10|Common| 3,039   | N/A    | 3,039    | D        | N/A    |
|Employee   |          |         |       |      |       |       |        |Stock |         |        |          |          |        |
|Director   |          |         |       |      |       |       |        |      |         |        |          |          |        |
|Stock      |          |         |       |      |       |       |        |      |         |        |          |          |        |
|Option     |          |         |       |      |       |       |        |      |         |        |          |          |        |
|(right     |          |         |       |      |       |       |        |      |         |        |          |          |        |
|to buy)    |          |         |       |      |       |       |        |      |         |        |          |          |        |
-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:



                     /s/ Peter J. Solomon                            5/11/01
                     -------------------------------                 -------
                     Signature of Reporting Person**                  Date

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                               SEC 2270 (3/91)